Exhibit 99.2

AMENDMENT

TO THE BYLAWS OF

SIZELER PROPERTY INVESTORS, INC.

By resolutions adopted by the Board of Directors of Sizeler Property Investors, Inc. (the "Corporation"), on August 2, 2005, the Board of Directors authorized the following amendment to the Corporation's Bylaws, as amended:

Section 19 of Article III, as amended, is to be deleted in its entirety and replaced by the following:

"Section 19. ADVISORY DIRECTORS

If the Board of Directors wishes one or more persons to regularly attend meetings of the Board of Directors, the Board of Directors may confer upon any such person the honorary title of "Advisory Director" or, if such person previously served as a director of the Corporation, the title of "Director Emeritus." An Advisory Director or Director Emeritus shall be compensated in such manner and in such amounts as the Board of Directors may from time to time determine.

The business of the Corporation shall remain solely under the direction of the Board of Directors and any such person designated as Advisory Director or Director Emeritus shall not by virtue of such designation or by virtue of their consultation to the Board of Directors be deemed to have undertaken any duty to the Corporation or its stockholders. An Advisory Director or Director Emeritus shall not be entitled to vote at any meeting of the Board of Directors and shall not be included in the calculation of a quorum at any such meeting.

An Advisory Director or Director Emeritus shall enjoy limitations of liability to the maximum extent permissible under law and shall also be entitled to the protection of Article X of the Corporation's Articles of Incorporation, Article VI of these Bylaws, and any other indemnification or limitation of liability provisions that may exist from time to time with respect to members of the Board of Directors, either in the Articles of Incorporation, Bylaws, minutes, agreements, or other documents of the Corporation or applicable law, including without limitation advancement of expenses.

Except as otherwise provided by agreement or resolution of the Board of Directors, the Board of Directors may terminate the status as an Advisory Director or Director Emeritus of any person so designated at any time without any liability or obligation to such person whatsoever; provided, however, that the obligation of the Corporation to indemnify the Advisory Director or Director Emeritus to the full extent provided above and the obligation of the Corporation to pay the Advisory Director or Director Emeritus the full amount of compensation earned through the date of termination as provided above shall continue notwithstanding any such termination of status."

The foregoing is certified as an amendment to the Bylaws of the Corporation, adopted by a majority of the Board of Directors effective as of August 2, 2005.

/s/ Thomas A. Masilla, Jr.

Thomas A. Masilla, Jr., Assistant Secretary

August 2, 2005